Exhibit 95

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The disclosures reflect our U.S. mining operations only as the requirements of the Act and Item 104 of Regulation S-K do not apply to our mines operated outside the United States.

Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator (e.g. our subsidiary, Walker Lane Minerals Corp.) must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned. In addition to civil penalties, the Mine Act also provides for criminal penalties for an operator who willfully violates a health or safety standard or knowingly violates or fails or refuses to comply with an order issued under Section 107(a) or any final decision issued under the Act.

The below table reflects citations and orders issued to us by MSHA during the year ended December 31, 2022. The proposed assessments for the year ended December 31, 2022 were taken from the MSHA data retrieval system as of February 23, 2023.

Additional information about the Act and MSHA references used in the table follows:

●	Section 104(a) S&S Citations: Citations received from MSHA under section 104(a) of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.
●	Section 104(b) Orders: Orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
●	Section 104(d) S&S Citations and Orders: Citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory, significant and substantial health or safety standards.
●	Section 110(b)(2) Violations: Flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.
●	Section 107(a) Orders: Orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.

Exhibit 95

Mine or Operation (1)
Isabella Pearl Mine
MSHA ID #2602812
Total # of "Significant and Substantial" Violations Under §104(a)	1
Total # of Orders Issued Under §104(b)	-
Total # of Citations and Orders Issued Under §104(d)	-
Total # of Flagrant Violations Under §110(b)(2)	-
Total # of Imminent Danger Orders Under §107(a)	-
Total Amount of Proposed Assessments from MSHA under the Mine Act	$766
Total # of Mining-Related Fatalities	-
Received Notice of Pattern of Violations under Section 104(e)	No
Received Notice of Potential to have Patterns under Section 104(e)	No
Pending Legal Actions	-
Legal Actions Instituted	-
Legal Actions Resolved	-
(1)	MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of “mine” under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.